UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2022

DESTINATION XL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-34219	04-2623104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Turnpike Street
Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 781 828-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DXLG	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

Amended and Restated Employment Agreement Between the Company and Harvey S. Kanter

On April 1, 2022, Destination XL Group, Inc. (the “Company”) entered into an Amended and Restatement Employment Agreement with Harvey S. Kanter, the Company’s President, Chief Executive Officer and a member of its Board of Directors (the "Employment Agreement"). The independent members of the Company’s Board of Directors (the “Board”), upon recommendation of the Compensation Committee of the Board (the “Committee”), approved the Employment Agreement.

Description of Employment Agreement with Mr. Kanter

Term. The initial term of the Employment Agreement is for three years, ending on April 1, 2025, unless terminated earlier in accordance with the terms of the Employment Agreement (the “Initial Term”). At the expiration of the Initial Term, the Employment Agreement will automatically renew, upon the same terms and conditions, for successive periods of one year, unless either party provides advance written notice in accordance with the Employment Agreement (the “Employment Term”).

Director. Mr. Kanter currently serves as a member of the Board. At each annual meeting of shareholders during the Employment Term, the Board will nominate Mr. Kanter for election as a director. Mr. Kanter will not receive any additional compensation for his service as a director.

Location. Mr. Kanter will work remotely from his home office in Washington State, but will work in person at the Company’s corporate offices as necessary to perform his duties.

Base Salary. Mr. Kanter will be paid an annual base salary of $850,000, or such higher rate as may be determined from time to time by the Board.

Awards. In connection with the initial employment agreement dated February 19, 2019, Mr. Kanter received a one-time grant of 720,000 Performance Shares (the “P Shares”) to be settled in shares of the Company’s common stock upon vesting. The original award would vest, if at all, in three installments, when the trailing 90-day volume-weighted average closing price ("Average Share Price") of a share was $4.00, $6.00 and $8.00, respectively. As of April 1, 2022, 240,000 P Shares remain unvested and will expire on April 1, 2023 if the Average Share Price of $8.00 is not achieved by that date. In the Employment Agreement, if the remaining P Shares do not vest, the Company agreed to grant Mr. Kanter a new performance share award after April 1, 2023 (but not later than December 31, 2023), the amount and terms of which will be set by the Board in its sole discretion.

Annual Incentive Plan. Mr. Kanter will continue to be eligible to earn an annual target bonus award under the Company’s annual incentive plan then in effect (the “Annual Incentive Plan”) equal to 100% of his base salary (prorated for any partial year of participation), based on achievement of certain performance goals to be established by the Committee. The amount of the annual bonus award under the Annual Incentive Plan in respect of a fiscal year shall range from between 50% and 200% of the annual target bonus award.

Long-Term Incentive Plans. Mr. Kanter will continue to be eligible to participate in the Company’s Long-Term Incentive Plan, as it may be amended from time-to-time (the “Plan”). Mr. Kanter’s Target Cash Value (as defined in the Plan) is 170% of his base salary. Pursuant to the terms of the Plan, 50% of such award are time-based awards and 50% are performance-based awards. If and to the extent that the applicable performance targets are achieved, Mr. Kanter will be eligible to receive a performance-based award that will range between 50% and 150% of the Target Cash Value. The Committee has not yet set performance targets for the 2022-2024 Performance Period under the Plan.

Travel Allowance. Beginning with the first payroll in April 2022, Mr. Kanter will receive a quarterly travel allowance in the amount of $30,000, which is intended to be used for travel between Mr. Kanter's home and the Company’s corporate offices.

Employee Benefits. During the Employment Term, Mr. Kanter is eligible for 25 days of vacation and is eligible to participate in all employee benefit plans, practices and programs maintained by the Company, on a basis which is no less favorable than is provided to other members of the Company’s executive leadership team.

Indemnification/Director and Officer Liability Insurance. The Company will indemnify Mr. Kanter in his capacity as an officer and director of the Company to the fullest extent permitted or required under Delaware law and will maintain directors’ and officers’ liability insurance coverage in a commercially reasonable amount, consistent with prior practice.

Termination of Employment. Either the Company or Mr. Kanter may terminate his employment at any time and for any reason; provided, that if Mr. Kanter terminates his employment, he is required to give the Company at least 30 days’ advance written notice. If Mr. Kanter’s employment is terminated for any reason, he is required to resign immediately from the Board.

If Mr. Kanter’s employment is terminated by him for any reason other than “Good Reason” or by the Company for “Justifiable Cause” (each as defined in the Employment Agreement), then Mr. Kanter will be eligible to receive any accrued but unpaid salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed and any accrued but unused vacation as of the termination date.

If Mr. Kanter terminates his employment for Good Reason or the Company terminates his employment without Justifiable Cause:

(i)
During the Initial Term, Mr. Kanter will be eligible to receive, subject to certain requirements described in the Employment Agreement, a payment equal to (i) the Base Salary he would have been paid through the end of the Initial Term plus (ii) bonuses under the Company’s Annual Incentive Plan for the remaining partial and complete fiscal years in the Initial Term as if Mr. Kanter had remained employed through the end of the Initial Term. Bonuses will be calculated assuming target and any partial year will be prorated. The severance payment will be paid in 24 monthly installments; and
(ii)
During any one-year period that commences after the end of the Initial Term, Mr. Kanter will be eligible to receive a payment equal to (i) his then current Base Salary plus (ii) the then value of his target bonus under the Annual Incentive Plan, payable in 24 monthly installments.

A termination of employment that meets the requirements of a Structured Retirement (as defined in the Fourth Amended and Restated Destination XL Group, Inc. Long-Term Incentive Plan) and that occurs prior to the expiration of the Initial Term will be deemed to be a termination by the Company without Justifiable Cause. Additionally, for purposes of the Annual Incentive Plan, a termination of employment that meets the requirements of a Structured Retirement and that occurs at any time during the Employment Term (including after the Initial Term) will be deemed to be a termination by the Company without Justifiable Cause.

A termination of Executive’s employment at the expiration of the Initial Term will not be deemed a termination without Justifiable Cause, but if the Company timely elects not to renew the Employment Agreement after the Initial Term, Mr. Kanter will be eligible to receive a payment equal to (i) three months of his then current Base Salary plus (ii) the then value of 25% of his target bonus under the Annual Incentive Plan, payable in 24 monthly installments.

Termination of Employment in connection with a Change in Control. If Mr. Kanter’s employment is terminated by him for Good Reason or by the Company without Justifiable Cause during the one-year period following a Change in Control, then Mr. Kanter will be eligible to receive, subject to certain requirements described in the Employment Agreement, a payment equal to (i) two times his then current Base Salary plus (ii) the then value of two times his target bonus under the Annual Incentive Plan, generally payable in a lump sum within 60 days of the termination of his employment following a Change in Control.

All unearned equity awards held by Mr. Kanter will vest upon his termination of employment or otherwise, if at all, solely in accordance with the terms and conditions of the applicable plan and award agreement.

In the event of a termination of employment for Good Reason, without Justifiable Cause or following a Change in Control, Mr. Kanter will also be entitled to continuation payment by the Company of his health, dental and vision insurance premiums for a period of one year following his termination.

The Employment Agreement also contains customary covenants regarding confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, and proprietary rights.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Employment Agreement, included as Exhibit 10.1 to this filing, which is incorporated herein by reference.

Fourth Amended and Restated Long-Term Incentive Plan

On March 30, 2022, the Committee approved the Destination XL Group, Inc. Fourth Amended and Restated Long-Term Incentive Plan (the "LTIP"), in which the Company's executives (including its Named Executive Officers) and certain other members of management are eligible to participate. The LTIP was amended to, among other things, add a definition for "Structured Retirement" and the related vesting of both time-based and performance-based awards under such Structured Retirement. The addition of a Structured Retirement provides an opportunity for greater vesting upon retirement where the participant assists the Company in ensuring the succession of the participant’s position with the Company prior to the participant’s retirement. In order to be eligible to terminate in a Structured Retirement, the participant must terminate employment after meeting the age and service requirements set forth in the LTIP, the Committee must confirm through proper corporate action that the participant has met all of the succession planning objectives set by the Committee for the participant, the participant must continue to work until the date required by the Committee (which may not be more than 60 days after the Committee confirms that the objectives have been met), and the participant must execute a release of claims in favor of the Company. The final determination as to whether a Structured Retirement has been met is in the sole discretion of the Committee. The LTIP was also amended to clarify (i) certain definitions, (ii) the vesting of time-based awards upon retirement and (iii) Section 409A language.

This summary of the LTIP does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the LTIP, included as Exhibit 10.2 to this filing, which is incorporated herein by reference.

Fifth Amended Annual Incentive Plan

On April 2, 2022, the Committee approved the Destination XL Group, Inc. Fifth Amended and Restated Annual Incentive Plan (the “AIP”), in which the Company’s executives (including its Named Executive Officers) and certain other members of management are eligible to participate. The AIP was amended to change the definition of employees eligible to participate in the AIP from director level and above to a Job Level classification of 15 or above, which will result in increased participation in the AIP. With respect to our Named Executive Officers, Mr. Stratton's participation in the AIP will increase from 55% to 60% and Mr. Gaeta's participation, as a result of his promotion to Chief Stores Officer, will increase from 40% to 50%. The participation percentages for Messrs. Kanter, Dhoot and Molloy remain unchanged. The AIP was also clarified to provide that the provisions concerning the AIP in Mr. Kanter’s employment agreement supersede any inconsistent provisions in the AIP.

This summary of the AIP does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the AIP, included as Exhibit 10.3 to this filing, which is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On April 5, 2022, the Company issued a press release, attached hereto as Exhibit 99.1, announcing the extension of Mr. Kanter's employment as President and Chief Executive Officer of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between the Company and Harvey S. Kanter effective April 1, 2022.
10.2	Fourth Amended and Restated Long-Term Incentive Plan.
10.3	Fifth Amended and Restated Annual Incentive Plan.
99.1	Press release dated April 5, 2022.
104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Destination XL Group, Inc.

Date:	April 5, 2022	By:	/s/ Robert S. Molloy
Robert S. Molloy General Counsel and Secretary